UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 9, 2010

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

(760) 431-9286

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 9, 2010, Alphatec Holdings, Inc. (the “Company”) entered into subscription agreements with a group of purchasers for the sale of an aggregate of 1,592,011 shares of the Company’s common stock, par value $0.0001 per share, at a purchase price of $4.1457 per share, for gross proceeds of approximately $6.6 million (the “Offering”). The net proceeds to the Company from the Offering, after deducting expenses, are expected to be approximately $6.5 million. The shares were issued directly to the purchasers by the Company without any underwriter or placement agent. The Offering is expected to close on February 12, 2010.

The Offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-145614), which was filed with the Securities and Exchange Commission on August 21, 2007 and declared effective on August 30, 2007, and a related registration statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, on February 9, 2010 (File No. 333-164820).

A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto. A copy of the form of subscription agreement used in the Offering is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following Exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

10.1	Form of Subscription Agreement, dated as of February 9, 2010, between the Company and each of the investors in the Offering.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: February 9, 2010	/s/ EBUN S. GARNER, ESQ.
Ebun S. Garner, Esq. General Counsel and Vice President

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

10.1	Form of Subscription Agreement, dated as of February 9, 2010, between the Company and each of the investors in the Offering.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).